                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Printrak International Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       [LOGO - PRINTRAK INTERNATIONAL INC.]


                              1250 N. TUSTIN AVENUE
                            ANAHEIM, CALIFORNIA 92807

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 25, 1999
                            -------------------------


TO THE STOCKHOLDERS OF PRINTRAK INTERNATIONAL INC.:

     The 1999 Annual Meeting of Stockholders of Printrak International Inc. (the "Company"), will be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on August 25, 1999, at 10:00 a.m., for the following purposes as more fully described in the accompanying Proxy Statement:

     (1) To elect the following six nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

               Richard M. Giles              Charles L. Smith
               John G. Hardy                 Albert C. Wong
               Daniel J. Driscoll            Peter T. Higgins

     (2) To consider and vote upon a proposal to amend the Company's 1996 Stock Incentive Plan to increase the number of shares issuable thereunder by 500,000 shares, bringing the number of shares available for issuance thereunder to a total of 2,000,000.

     (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2000; and

     (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on June 30, 1999 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                   By Order of the Board of Directors


                                   /s/ Richard M. Giles
                                   ------------------------------------
                                   Richard M. Giles
                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
July 23, 1999

--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

--------------------------------------------------------------------------------

                           PRINTRAK INTERNATIONAL INC.
                              1250 N. TUSTIN AVENUE
                            ANAHEIM, CALIFORNIA 92807

                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                                  INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Printrak International Inc., a Delaware corporation (the "Company"), for use at its 1999 Annual Meeting of Stockholders ("Annual Meeting") to be held on August 25, 1999, at 10:00 a.m., at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about July 23, 1999. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

     Holders of shares of common stock of the Company ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Printrak International Inc., 1250 N. Tustin Avenue, Anaheim, California 92807, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the amendment increasing the number of shares available under the 1996 Stock Incentive Plan and "FOR" the ratification of Deloitte & Touche LLP as the Company's independent auditors.


                                VOTING SECURITIES

     The shares of Common Stock, $.0001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on June 30, 1999 (the "Record Date"), will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 11,451,738 shares of Common Stock outstanding and entitled to vote. No shares of the Company's preferred stock, $.0001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. A quorum is required for the approval of any of the proposals set forth herein. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     The Company's Bylaws, as amended, authorize a range of not less than four nor more than seven Directors. The exact number was previously set at seven and currently, there are six members of the Board of Directors. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the six nominees named below. All of the nominees presently are directors of the Company. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

     The names and certain information concerning the six nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS

     All members of the Company's Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. The director nominees of the Company are as follows:

                  NAME              AGE                             POSITION
     ---------------------------   -----   ------------------------------------------------------------
          Richard M. Giles          51      Chairman of the Board, Chief Executive Officer, President
                                            and acting Chief Financial Officer
          John G. Hardy             50      President of Products Division and Director
          Daniel J. Driscoll        40      President of Digital Justice Division and Director
          Charles L. Smith          64      Director
          Albert C. Wong            50      Director
          Peter T. Higgins          55      Director

     RICHARD M. GILES, 51, Chief Executive Officer, President and acting Chief Financial Officer, joined the Company as Chief Financial Officer in May 1989, became President and Chief Executive Officer and a Director in June 1990 and has served as Chairman of the Board since April 1991. Mr. Giles is serving as acting Chief Financial Officer. Prior to joining Printrak, from 1988 to 1989, Mr. Giles served as Chief Financial Officer for subsidiaries of De La Rue, p.l.c., an international financial printing company. From 1986 to 1988 Mr. Giles served as Managing Director of Boardman Panels & Boards, a printed circuit board company in the United Kingdom. From 1983 to 1986, Mr. Giles served as Financial Controller and Finance Director of Racal Marine Radar Ltd., a manufacturer of defense electronics and marine radar equipment. In 1994, Mr. Giles was named Entrepreneur of the Year in the turnaround category by Inc. Magazine for the Orange County, California region. Mr. Giles received a first class honors degree in chemistry and mathematics from Bristol University.

     JOHN G. HARDY, 50, President of Products Division, joined the Company in October 1989 as Director of Software Engineering. He served as Vice President of Engineering from 1990 to 1996, as Chief Operating Officer and Senior Vice President of Operations from 1996 to 1998, as a Director of the Company since June 1990, and was appointed President of the Products Division in 1998. Prior to joining Printrak, from 1985 to 1989, Mr. Hardy was employed as Senior Vice President of Engineering by Color Systems Technology, Inc., a company which converts black and white movies to color. From 1978 to 1985, Mr. Hardy was employed by Technology Service Corporation, a manufacturer of image simulation products, as manager of its imaging systems business unit. Prior to 1978, Mr. Hardy held various engineering positions with Xontech, Inc., a manufacturer of x-ray equipment, and with the radar systems division of Hughes Aircraft Company. Mr. Hardy received a B.S. degree in electrical engineering from the University of Utah in 1972 and a M.S. degree in electrical engineering from the University of Southern California in 1975.

     DANIEL J. DRISCOLL, 40, President of Digital Justice Division, joined the Company as Director of Marketing in August 1993. He served as Director of Marketing from July 1993 to December 1994, as Vice President of Marketing from January 1995 to January 1996, and as Vice President of Engineering from January 1996 to July 1997. He was named President of the Digital Justice Division in July 1997. Prior to joining Printrak, from October 1992 to August 1993, Mr. Driscoll was employed as Director of Marketing and Product Development for the Hoskins division of Sheldahl, Inc., which division manufacturers aviation illumination systems. From 1989 to 1992, Mr. Driscoll was employed by Cymbolic Sciences International, a manufacturer of film recorders, as Vice President, Marketing and Product Development. Prior to 1989, Mr. Driscoll was employed by Lincoln Laser Company, a manufacturer of laser scanning systems, as Vice President of its Systems Division, and by Intel Corporation as a Senior Industrial Engineer in its advanced manufacturing technology group. Mr. Driscoll received a B.S. degree in industrial engineering from Arizona State University. Mr. Driscoll was appointed to the Company's Board of Directors in June 1998.

     CHARLES L. SMITH, 64, director, joined the Company as Director of Operations in August 1989, served as Vice President of Operations from January 1990 to March 1990, and served as the Company's Chief Operating Officer from April 1990 until his retirement in August 1996. Mr. Smith became a Director of the Company in June 1990. Prior to joining Printrak, Mr. Smith was employed for approximately two years as Vice President, Operations for EG&G Corporation, a manufacturer of defense related products. Prior to 1987, Mr. Smith was Executive Vice President of Dolphin Systems, a manufacturer of computer data storage devices, and held various positions, including Division General Manager, with Computer Automation, a manufacturer of mini computer systems. Mr. Smith received a B.S. degree in Industrial Management from California State University, Long Beach.

     ALBERT C. WONG, 50, director, joined the Company as a Director in November 1996. Since 1989, Mr. Wong has been an executive officer and director of AMKLY Systems, a developer of PC and networking products. Since 1998, Mr. Wong has been President, Chief Executive Officer and a director of Clarion Advanced Technology Corporation, a wholly-owned subsidiary of Clarion Company Limited, Japan that designs and develops advanced automotive multi-media equipment. Prior to 1989, Mr. Wong directed worldwide engineering and manufacturing operations of AST Computer which he co-founded in 1980. Mr. Wong received a B.S. degree in Electrical Engineering from California State University, Fullerton.

     PETER T. HIGGINS, 55, director, joined the Company as a Director in July 1998. From July 1995 to the present, Mr. Higgins has been the sole proprietor of Higgins & Associates, International, a consulting firm involved in identification technology and other aspects of criminal justice information services as well as general procurement support for government agencies. Since 1998 Mr. Higgins has served as a director of Communications Technology Exchange, a small private consulting firm located in Washington, D.C. that deals with computer services, including network security issues, primarily with the federal government. From March 1992 to June 1995, Mr. Higgins served the Federal Bureau of Investigation as its Deputy Assistant Director for Engineering. Prior to joining the FBI, Mr. Higgins was employed in various positions, including technical analysis and management, by the Central Intelligence Agency for over twenty years. Mr. Higgins received a B.A. degree in Mathematics from Marist College in 1967 and a M.S. degree in Theoretical Mathematics and Computer Science from the Stevens Institute of Technology in 1968.

BOARD MEETINGS AND ATTENDANCE

     The Board of Directors of the Company held five meetings during the fiscal year ended March 31, 1999. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is currently comprised of three directors selected by the Board of Directors of the Company. The members of the Audit Committee presently are Charles L. Smith, Peter T. Higgins and Albert C. Wong. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. The Audit Committee held three meetings during the fiscal year ended March 31, 1999.

     The Compensation Committee is currently comprised of three directors selected by the Board of Directors of the Company. The members of the Compensation Committee presently are Charles L. Smith, Peter T. Higgins and Albert C. Wong. The functions of the Compensation Committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation Committee held three meetings during the fiscal year ended March 31, 1999.

     The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

OTHER EXECUTIVE OFFICERS

     The other current executive officers of the Company are:

     JOHN MICHAEL LYONS, 45, Vice President of Operations, joined the Company in July of 1995 as Director of Operations. From September of 1996 through September of 1997 he served as Director of Product Marketing. After the acquisition of the CAD/RMS division, Mr. Lyons served as the General Manager of the Boulder division until his most recent assignment. Prior to joining Printrak he held the position of Vice President of Operations for five years with Micro General Corporation, a manufacturer of shipping and postal systems. Prior to 1990 Mr. Lyons held the position of Director of Materials and other materials and operations positions within Western Digital Corporation, a manufacturer of disk drives and disk controllers. From 1977 through 1981 Mr. Lyons served in various positions within Computer Automation, a manufacturer of mini computer systems.

     DAVID L. MCNEFF, 51, Executive Vice President of Sales, joined the Company in 1985 and served as Vice President, Worldwide Sales from November 1991 to May 1998, as a Director from November 1991 to August 1997, as Director of North American Sales from 1990 to 1991, as Director, Systems Engineering, Proposals and Contracts from 1989 to 1990, and as Manager of Programs and Contracts from 1985 to 1989. Prior to joining Printrak, from 1978 to 1985, Mr. McNeff was employed as Program Manager for Magnavox Advanced Products and Systems Co., which develops and manufactures high speed chips and printed circuit boards for government agencies. Mr. McNeff received his B.A.S. degree and two masters degrees from Biola University, all with highest honors.

     DAVE T. OKAZAKI, 51, Controller and Corporate Secretary, joined the Company in February 1999. Prior to joining the Company Mr. Okazaki served as Chief Financial Officer and Corporate Secretary of Helisys, Inc., a manufacturer of rapid prototyping equipment, from March 1994 to February 1999. From 1993 to 1994 Mr. Okazaki held the position of Vice President of Finance and Administration with Superior Engineered Products, a manufacturer of doors, windows, and other building products. Prior to 1993 Mr. Okazaki held financial management positions with various entities including Cymbolic Sciences and divisions of Esterline Technologies. Mr. Okazaki received a B.S. degree in Business Administration from the University of Denver and an M.A. degree in Management from the University of Redlands.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation earned during the three fiscal years ended March 31, 1997, 1998 and 1999 by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at March 31, 1999 and whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                     ANNUAL COMPENSATION      COMPENSATION
                                                     -------------------         AWARDS
                                                                              ------------
                                                                               SECURITIES
                                                                                UNDERLYING     ALL OTHER
    NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)   BONUS ($)     OPTIONS (#)     COMP. (1)
-----------------------------------        ------    ----------   ---------    ------------    ----------
Richard M. Giles                            1999        389,423      50,000            --              --
  CEO, President and acting CFO             1998        374,039     144,250(2)         --              --
                                            1997        403,077     153,000            --              --

Daniel J. Driscoll                          1999        207,692      26,667        12,000              --
  President of Digital Justice              1998        191,269      55,838(3)    127,000              --
  Division                                  1997        151,955      53,550            --              --

John G. Hardy                               1999        192,115      24,667        11,100              --
  President of Products Division            1998        179,157      53,918(4)     20,000              --
                                            1997        168,819      53,585            --              --

David L. McNeff                             1999        182,642      38,144         6,500              --
  Vice President of Sales                   1998        160,888      65,512(5)     75,000              --
                                            1997        152,877      53,585            --              --

John M. Lyons                               1999        125,769      23,667        12,000          24,321(6)
  Vice President, Operations                1998        105,171      11,485            --           9,583(7)
                                            1997         94,269       6,825            --           1,240(8)

(1) Does not reflect certain personal benefits, which in the aggregate are less than the lower of $50,000 or 10% of each Named Executive Officer's annual salary and bonus.

(2) Includes $91,750 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(3) Includes $26,775 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(4) Includes $26,793 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(5) Includes $26,803 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(6)  Represents relocation expenses paid to employee during fiscal year 1999.

(7)  Represents relocation expenses paid to employee during fiscal year 1998.

(8)  Reflects profit sharing during fiscal year 1997.

OPTION MATTERS

     OPTION GRANTS. The following table sets forth certain information concerning grants of options to each of the Company's Named Executive Officers during the fiscal year ended March 31, 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                                                                      POTENTIAL REALIZABLE VALUE
                           NUMBER OF     % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                          SECURITIES       OPTIONS                                     STOCK PRICE APPRECIATION
                          UNDERLYING     GRANTED TO        EXERCISE                         FOR OPTION TERM(3)
                            OPTIONS     EMPLOYEES IN         PRICE       EXPIRATION     ---------------------------
         NAME             GRANTED(#)  FISCAL YEAR(1)     ($/SHARE)       DATE(2)        5% ($)         10% ($)
----------------------    -----------  ---------------     ---------     ----------     ---------------------------
Richard M. Giles                  --            --              --         --                 --             --

Daniel J. Driscoll            12,000           .7%            5.25      07/12/08          39,600        100,440

John G. Hardy                 11,100           .6%            5.25      07/12/08          36,630         92,907

David L. McNeff                6,500           .4%            5.25      07/12/08          21,450         54,405

John M. Lyons                 12,000           .7%            5.25      07/12/08          39,600        100,440

-----------------------


(1) Options to purchase an aggregate of 1,801,800 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended March 31, 1999.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment. These options vest in equal quarterly installments over five years.

(3) Based on fair market value, in accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.

     OPTION EXERCISES. No options were exercised by any of the Named Executive Officers during the year ended March 31, 1999. The following table sets forth the fiscal year end options values for all options held by the Company's Named Executive Officers. The values for "in the money" options represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of the Company's Common Stock ($6.25 per share).

                          FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                     AT FISCAL YEAR END(#)         AT FISCAL YEAR END($)(1)(2)
                                -------------------------------     ----------------------------
           NAME                  EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
     -------------------        -------------     -------------     -----------    -------------
     Richard M. Giles                      --                --              --               --

     Daniel J. Driscoll                76,062           126,938      $   25,500         $ 16,500

     John G. Hardy                    276,875            24,225      $1,012,500         $ 11,100

     David L. McNeff                   65,047            80,453      $   60,000         $  6,500

     John M. Lyons                     17,505            33,750      $   17,505         $ 33,750

     -----------------------------
     (1) On May 26, 1998, the Company repriced an aggregate of 452,000 options held by certain executive officers which had exercise prices greater than $7.50 per share, to $6.94 per share, the fair market value of the Company's Common Stock on the date of repricing.

     (2) On July 13, 1998, the Company repriced an aggregate of 654,047 options held by employees of the Company which had exercise prices greater than $6.25 per share, to $5.25 per share, the fair market value of the Company's Common Stock on the date of repricing.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company entered into an employment agreement with Richard M. Giles, effective July 2, 1996, for a term expiring July 1, 2002, pursuant to which he will serve as Chief Executive Officer and President of the Company. The Employment Agreement provides for a base salary of $350,000 per year, with annual raises to be determined by the Compensation Committee. On April 1, 1997, Mr. Giles' base salary was increased to $375,000. Mr. Giles may earn a performance bonus based upon the attainment of certain operating goals of the Company. For fiscal 1999, Mr. Giles' target performance bonus was $150,000. Such performance bonus may be increased or decreased depending on the Company's financial performance in relation to its operating income budget. Mr. Giles is also eligible to participate in incentive compensation and other employee benefit plans established by the Company from time to time. Mr. Giles' employment agreement provides for a severance benefit equal to eighteen months' base salary in the event of termination of his employment by the Company under certain circumstances.

OPTION REPRICING

     The following table sets forth information concerning repricing of options granted to the Named Executive Officers during the last fiscal year. For a discussion of such repricings, see "Compensation Committee Report -- Option Repricing."

                           TEN YEAR OPTION REPRICINGS

                                                                                                        LENGTH OF
                                                                                                        ORIGINAL
                                                                                                       OPTION TERM
                                                          MARKET PRICE    EXERCISE                      REMAINING
                                  NUMBER OF SECURITIES      OF STOCK        PRICE          NEW          AT DATE OF
                                   UNDERLYING OPTIONS        AT TIME       AT TIME      EXERCISE        REPRICING
     NAME              DATE           REPRICED(#)        OF REPRICING  OF REPRICING      PRICE         (MONTHS)
------------------    -------     --------------------    ------------  ------------    ---------      -----------
Daniel J. Driscoll    5/26/98            100,000               $6.94       $  9.88        $  6.94           112
Daniel J. Driscoll    5/26/98             27,000               $6.94       $ 11.63        $  6.94           107
Daniel J. Driscoll    5/26/98             16,000               $6.94       $ 12.50        $  6.94            92
Daniel J. Driscoll    5/26/98             16,000               $6.94       $ 18.75        $  6.94            92
John G. Hardy         5/26/98             10,000               $6.94       $  9.88        $  6.94           112
John G. Hardy         5/26/98             10,000               $6.94       $ 11.63        $  6.94           107
David L. McNeff       5/26/98             50,000               $6.94       $  9.88        $  6.94           112
David L. McNeff       5/26/98             25,000               $6.94       $ 11.63        $  6.94           107
David L. McNeff       5/26/98             16,000               $6.94       $ 12.50        $  6.94            92
David L. McNeff       5/26/98             16,000               $6.94       $ 18.75        $  6.94            92
John M. Lyons         7/13/98              8,255               $5.25       $  6.25        $  5.25            89
John M. Lyons         7/13/98             20,000               $5.25       $  9.88        $  5.25           110
John M. Lyons         7/13/98              5,000               $5.25       $ 11.25        $  5.25           105
John M. Lyons         7/13/98              2,000               $5.25       $  7.50        $  5.25            91
John M. Lyons         7/13/98              2,000               $5.25       $  9.00        $  5.25            91
John M. Lyons         7/13/98              2,000               $5.25       $ 12.50        $  5.25            91
Susanna Bennett(1)    5/26/98             20,000               $6.94       $  9.88        $  6.94           112
Susanna Bennett       5/26/98             15,000               $6.94       $ 11.63        $  6.94           107
Susanna Bennett       5/26/98              4,000               $6.94       $ 12.50        $  6.94            92
Susanna Bennett       5/26/98              4,000               $6.94       $ 18.75        $  6.94            92
Stephen Yeich(2)      5/26/98              7,000               $6.94       $ 11.63        $  6.94           107
Stephen Yeich         5/26/98              8,000               $6.94       $ 12.50        $  6.94            92
Stephen Yeich         5/26/98              8,000               $6.94       $ 12.50        $  6.94            92

-----------------
(1) Susanna Bennett, former Vice President of Finance, Treasurer and Corporate Secretary, left the Company in April 1999.

(2) Stephen Yeich, former Vice President, Worldwide Marketing, resigned as an officer of the Company in July 1999.

DIRECTORS' FEES

     During fiscal 1999, the Company's outside directors received cash compensation for their services on the Company's Board of Directors. Accordingly, Mr. Smith, Mr. Wong and Mr. Higgins received $16,000, $17,250 and $11,500, respectively, during fiscal year 1999. All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended. Mr. Smith received additional compensation of $17,740 for reimbursement of medical insurance costs and Mr. Higgins received additional compensation of $10,830 for consulting services.

     Pursuant to the Company's 1996 Stock Incentive Plan, each outside director shall receive an initial grant of 10,000 shares, vesting 25% immediately and the remaining 75% over the following three years, plus an annual grant of 2,000 shares on each anniversary of such director's election, vesting 25% immediately and the remaining 75% over the following three years. Accordingly, in fiscal year 1999, Mr. Wong was granted options to purchase 2,000 shares and Mr. Higgins was granted options to purchase 10,000 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon its review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding ten percent or more of the Company's Common Stock were made with respect to the Company's fiscal year ended March 31, 1999.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information as of May 31, 1999 regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

                                                    AMOUNT AND NATURE OF
                                                         BENEFICIAL            PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNERS(1)         OWNERSHIP(2)           OF CLASS
      -----------------------------------------     --------------------       --------
      Richard M. Giles(3)                                   5,967,600           52.1%

      Barry B. White(4)                                       732,179            6.4%

      John G. Hardy(5)                                        389,642            3.4%

      Charles L. Smith(6)                                     368,500            3.2%

      Daniel Driscoll(7)                                       98,099            *

      David L. McNeff(8)                                       78,888            *

      John M. Lyons(9)                                         25,805            *

      Albert C. Wong(10)                                       10,330            *

      Peter T. Higgins(11)                                      5,000            *

      Dave T. Okazaki(12)                                       2,000            *

      All current executive  officers and directors         6,566,034           57.4%
      as a group (9 persons)(13)

      ----------------------
      * less than 1%

     (1) Unless otherwise indicated, the business address of such stockholder is c/o Printrak International Inc., 1250 North Tustin Avenue, Anaheim, CA 92807.

     (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1999, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

     (3) Includes 81,000 shares owned by the Alexander Giles Education Trust, Richard Giles Trustee and his son as beneficiary; 6,400 shares owned by Richard Giles' son, Alexander Giles; and 76,000 shares owned by The Giles Family Foundation, a California non-profit public benefit corporation, of which Richard Giles shares voting power with his spouse. Mr. Giles disclaims beneficial ownership of the above-mentioned shares. The remaining 5,804,200 shares are held by The Giles Living Trust.

     (4)  Mr. White's business address is 213 Michaux Drive, Greenville, SC
          29605.

     (5) Includes 100,000 shares held by John G. Hardy and Irene P. Hardy, as co-trustees of the John G. Hardy and Irene P. Hardy Family Trust, July 24, 1996, of which Mr. Hardy has shared voting power. Includes 289,642 shares issuable upon the exercise of an option exercisable within 60 days of May 31, 1999 by Mr. Hardy.

     (6) Such shares are held by Charles L. Smith and Janet Smith, as Trustees of the Smith Family Trust, of which Mr. Smith has shared voting power.

     (7) Includes 98,099 shares issuable upon the exercise of an option exercisable within 60 days of May 31, 1999.

     (8) Includes 78,888 shares issuable upon the exercise of an option exercisable within 60 days of May 31, 1999.

     (9) Includes 25,805 shares issuable upon the exercise of an option exercisable within 60 days of May 31, 1999.

     (10) Includes 1,330 shares held by the Albert Wong and Lia Wong Family Trust. Includes 9,000 shares issuable upon the exercise of an option exercisable within 60 days of May 31, 1999.

     (11) Includes 5,000 shares issuable upon the exercise of an option exercisable within 60 days of May 31, 1999.

     (12) Includes 1,000 shares held by Dave T. and Neiko Okazaki. Includes 1,000 shares issuable upon exercise of an option exercisable within 60 days of May 31, 1999.

     (13) Includes an aggregate of 507,434 shares subject to options exercisable within 60 days of May 31, 1999.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended March 31, 1999.

     The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's executive officers and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The salary and performance bonus of Richard
M. Giles, the Company's President and Chief Executive Officer, is determined in accordance with Mr. Giles' Employment Agreement with the Company (see "Employment and Severance Agreements," above). The Compensation Committee met three times during fiscal year 1999.

COMPENSATION POLICIES AND OBJECTIVES

     The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

     There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

     - BASE SALARY. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable computer software and systems companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to the Company's executives.

     - ANNUAL BONUS. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid. The bonuses paid in fiscal year 1999 were solely based upon each individual's performance during the year.

     - LONG-TERM INCENTIVES. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded if the Company and individual goals are achieved or exceeded. The Compensation Committee generally has followed the practice of granting options quarterly on terms which provide that the options become exercisable in cumulative monthly installments over a three to five year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

OPTION REPRICING

     On May 26, 1998, the Company repriced an aggregate of 452,000 options held by certain executive officers which had exercise prices greater than $7.50 per share, to $6.94 per share, the fair market value of the Company's Common Stock on the date of repricing.

     On July 13, 1998, the Company repriced an aggregate of 654,047 options, held by employees of the Company which had exercise prices greater than $6.25 per share, to $5.25 per share, the fair market value of the Company's Common Stock on the date of repricing. John M. Lyons, who was not an executive officer of the Company at the time, held 39,255 shares subject to options that were repriced in this transaction.

FISCAL YEAR 1999 COMPENSATION

     The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. The Company's Executive Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                          The Compensation Committee of the
                                          Board of Directors
                                          Charles L. Smith
                                          Peter T. Higgins
                                          Albert C. Wong


     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended March 31, 1999, the Company's Board of Directors, based upon the recommendations of the Compensation Committee, established the levels of compensation for the Company's executive officers, provided, however, the Company's Chief Executive Officer and President, Richard M. Giles, has an employment agreement with the Company and his compensation is determined in accordance with the terms and conditions of such agreement. The Compensation Committee consists of the following three non-employee directors: Charles L. Smith, Peter T. Higgins and Albert C. Wong.

CERTAIN TRANSACTIONS

     On May 13, 1995, the Company sold its facility located at 1250 North Tustin Avenue, Anaheim, California (the "Property") to RICOL, LLC, a California limited liability company ("RICOL") which is controlled by Richard M. Giles, the Company's Chairman, President and Chief Executive Officer, for a total purchase price equal to $4,630,000, which was equal to the appraised fair market value of the Property plus $70,000, to cover certain closing costs. Such purchase price was paid to the Company by delivery of cash in the amount of $3,400,000 and a promissory note in the principal amount of $1,230,000 (the "Note"), which Note bore interest at the rate of 10% per annum and principal on which Note was payable at the rate of $38,000 per year until fully paid. Such purchase was financed by RICOL by borrowing $3,400,000 from Union Bank and executing a promissory note in the principal amount of $3,400,000 and a related deed of trust on the Property. Pursuant to a Loan Guaranty dated May 12, 1995, the Company unconditionally guaranteed such obligations of RICOL to Union Bank. Such guarantee was terminated in May 1996. On July 11, 1996, in exchange for partial payment of the Note, the Note was amended and restated to reflect the remaining principal balance of $500,000 (the "Amended Note") and amended the interest rate to be equal to the prime interest rate charged by Union Bank of California. Interest payments were due monthly until the entire principal balance was paid in full. The outstanding principal and accrued interest was due in full on July 11, 2003. In April 1998, the Property was sold to an unaffiliated party, the unpaid principal and interest were paid in full, and the Amended Note was cancelled.

     In connection with the May 1995 real estate transaction, the Company and RICOL entered into a lease for the Property for a term of five years, expiring May 12, 2000, with rent of $58,930 per month. Pursuant to the lease provision which provides for increases based on increases in the Consumer Price Index, not to exceed 6% or be less than 2% during any year of such term, the rent was increased to $60,109 per month beginning on May 12, 1996 and was further increased to $61,311 per month beginning May 12, 1997. On June 5, 1997, the Company, which had not previously paid the scheduled increase for the twelve months ending May 12, 1997, issued a check for $18,014 to cover the additional rent. The Company believes the increased rent is comparable to rents being charged for similar properties at the time of such increase. The Company believes that the transactions described above were on terms as favorable to the Company as they would have been if they had been with unrelated third parties. In connection with the sale of the Property in April 1998, the Company entered into a new lease for a term of six years, expiring April 30, 2004, with rent of $58,088 per month.

     From time to time, the Company has made loans to Mr. Giles, which have been evidenced by promissory notes. No loans were outstanding during fiscal years 1998 or 1999. On April 14, 1999, the Company loaned the principal amount of $600,000 to the Giles Living Trust, UDT, evidenced by a promissory note dated April 14, 1999. Such note is collateralized by the pledge of 200,000 shares of the Company's common stock owned by the Giles Trust, bears interest at an annual rate of 5.5% or the maximum rate permitted by law, and the principal and remaining accrued interest become due and payable on April 14, 2001.

     On November 13, 1999, the Company and Higgins & Associates, International entered into a contract for consulting purposes pursuant to which Mr. Higgins provides advice regarding the Company's project to develop an automated fingerprint identification system for the government of Argentina, as part of that country's national identification system ("Argentina Civil ID System"). Higgins & Associates' services under the contract are billed at an hourly rate with a limit on aggregate compensation of $30,000. On February 11, 1999, the Company and Higgins & Associates, International entered into a related contract whereby Higgins and Associates developed and conducted a series of systems tests to verify that the Argentina Civil ID System meets desired specifications. The contract was completed and a detailed report was filed with the Company on April 23, 1999. Higgins & Associates received aggregate consideration of $35,250 for performance of this contract.

     In February 1996, the Company loaned to John G. Hardy, President of Products Division, the sum of $310,000 to enable Mr. Hardy to exercise 120,000 options to purchase shares of the Company's Common Stock which were held by Mr. Hardy and to pay certain tax obligations resulting from the exercise of such options. Such loan bears interest at the rate of 5.5% per annum, and principal and accrued interest on such loan were originally due on March 1, 1998. However, on March 1, 1998, the Company entered into a written agreement to extend the repayment date to March 1, 2000.

     Any future transactions between the Company and its officers, directors or affiliates will either be on terms no less favorable to the Company than could be obtained from third parties, will be subject to approval by a majority of the Company's outside directors or will be consistent with policies approved by a majority of such outside directors.

                             STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and the SIC Code Index (Number 7373 - Computer Integrated Systems Design) for the period that commenced July 2, 1996, the date on which the Company's Common Stock was first registered under the Exchange Act, and ended on March 31, 1999. The Performance Graph is not necessarily an indicator of future price performance. The graph assumes the reinvestment of all dividends. This information has been provided to Printrak by Media General Financial Services.

                                    [GRAPH]

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS


                              -------------------------FISCAL YEAR ENDING----------------------
COMPANY/INDEX/MARKET           7/02/1996  9/30/1996  3/31/1997  9/30/1997  3/31/1998  9/30/1998
Printrak Intl                     100.00     121.88     143.75     145.31     103.13      65.63

Computer Integrated Sys Design    100.00      97.27      76.80     107.72     131.71     149.85

Russell 2000 Index                100.00     100.34     100.10     133.62     142.13     108.20

                              -------------------------FISCAL YEAR ENDING----------------------
COMPANY/INDEX/MARKET           3/31/1999

Printrak Intl                      90.63

Computer Integrated Sys Design    354.85

Russell 2000 Index                118.30


SOURCE:  MEDIA GENERAL FINANCIAL SERVICES
         P.O. BOX 85333
         RICHMOND, VA  23293
         PHONE: 1-(800) 446-7922
         FAX:   1-(804) 649-6826

                                 PROPOSAL THREE

                   AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

     The Board of Directors adopted and the stockholders of the Company originally approved the 1996 Stock Incentive Plan (the "1996 Plan") on April 1, 1996. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not a qualified deferred compensation plan under Section 401(a) of the Code.

     At the time of its adoption, the 1996 Plan authorized the sale of up to 500,000 shares of Common Stock. On January 29, 1998, the Board of Directors and stockholders amended the 1996 Plan to increase the authorized number of shares of Common Stock issuable thereunder by 1,000,000 shares and to reserve the additional shares for issuance under the 1996 Plan, bringing the total number of shares of Common Stock subject to the 1996 Plan to 1,500,000. As of May 31, 1999, a total of 31,465 shares had been exercised and 957,276 shares were subject to outstanding options, leaving only 511,259 shares available for grant under the 1996 Plan. Subject to approval by the Company's stockholders, the Board of Directors amended the 1996 Plan on May 27, 1999 to increase the authorized number of shares of Common Stock issuable thereunder by 500,000 shares and to reserve the additional shares for issuance under the 1996 Plan, bringing the total number of shares of Common Stock subject to the 1996 Plan to 2,000,000.

     Approval of the amendments to the 1996 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the 1996 Plan to add 500,000 shares of Common Stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1996 PLAN.

     The principal features of the 1996 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1996 Plan itself. Copies of the 1996 Plan can be obtained by writing to the Secretary, Printrak International Inc., 1250 N. Tustin Avenue, Anaheim, California 92807.

1996 PLAN TERMS

     INCENTIVE OPTIONS. Officers and other key employees of the Company or of any parent or subsidiary corporation of the Company, whether now existing or hereafter created or acquired (an "Affiliated Company") (including directors if they also are employees of the Company or an Affiliated Company), as may be determined by the Administrator, who qualify for incentive stock options under the applicable provisions of the Code, will be eligible for selection to receive incentive options under the 1996 Plan. An employee who has been granted an incentive option may, if otherwise eligible, be granted an additional incentive option or options and receive nonqualified options or restricted shares if the Administrator so determines. No incentive stock options may be granted to an optionee under the 1996 Plan if the aggregate fair market value (determined on the date of grant) of the stock with respect to which incentive stock options are exercisable by such optionee in any calendar year under the 1996 Plan of the Company and its affiliates exceeds $100,000.

     NONQUALIFIED OPTIONS OR RESTRICTED SHARES. Officers and other key employees of the Company or of an Affiliated Company, any member of the Board, whether or not he or she is employed by the Company, or consultants, business associates or others with important business relationships with the Company will be eligible to receive nonqualified options or restricted shares under the 1996 Plan. An individual who has been granted a nonqualified option or restricted shares may, if otherwise eligible, be granted an incentive option or an additional nonqualified option or options or restricted shares if the Administrator so determines.

     In no event may any individual be granted options under the 1996 Plan pursuant to which the aggregate number of shares that may be acquired thereunder during any calendar year exceeds 100,000 shares. As of May 31, 1999, approximately 206 persons were currently participating in the 1996 Plan.

     The 1996 Plan may be administered by either the Board of Directors or a committee appointed by the Board (the "Committee"). The Board has delegated administration of the 1996 Plan to the Compensation Committee, which is comprised of two non-employee directors, both of whom are eligible to participate in the 1996 Plan. Subject to the provisions of the 1996 Plan, the Committee has full authority to implement, administer and make all determinations necessary under the 1996 Plan. See "Directors' Fees" regarding the annual grant of options to non-employee directors.

     The exercise price of incentive stock options must at least be equal to the fair market value of a share of Common Stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). Nonqualified options shall have an exercise price of not less than 85% of the fair market value of a share of Common Stock on the date such option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). The exercise price of all options granted under the Plan to non-employee directors shall be 100% of the fair market value of the Common Stock on the date of grant, and all such options shall have a term of 10 years. Payment of the exercise price may be made in cash, by delivery of shares of the Company's Common Stock or, potentially, through the delivery of a promissory note. The Compensation Committee has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding Common Stock). Options are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within three months after termination of employment (one year for termination resulting from death or disability).

     The Board may from time to time alter, amend, suspend or terminate the 1996 Plan in such respects as the Board may deem advisable; provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share theretofore granted to such person without his or her consent. Unless previously terminated by the Board, the 1996 Plan will terminate on March 31, 2006.

NEW PLAN BENEFITS

     The Company believes that the benefits or amounts that have been received or will be received by any participant under the 1996 Plan cannot be determined.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF 1996 PLAN

     The following is a summary of certain federal income tax consequences of participation in the 1996 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 1996 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

     INCENTIVE OPTIONS. No taxable income will be recognized by an optionee under the 1996 Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee's death) before the expiration of either of the one-year or two-year periods described above will constitute a "disqualifying disposition." A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an incentive option.

     The exercise of an incentive option may result in items of "tax preference" for purposes of the "alternative minimum tax." Alternative minimum tax is imposed on an individual's income only if the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee's regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

     NONQUALIFIED OPTIONS. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of Common Stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee, up to the number of the old shares exchanged, will have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee's basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

     RESTRICTED STOCK. If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event will occur on each date the participant's ownership rights vest (e.g., when the Company's repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant's basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized.

     If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by the Company, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

TAX WITHHOLDING

     Under the 1996 Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any options exercised or restricted stock granted under the 1996 Plan. To the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (i) directing the Company to apply shares of Common Stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (ii) delivering to the Company shares of Common Stock owned by the participant.

                                  PROPOSAL FOUR

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending March 31, 2000, AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF SUCH APPOINTMENT. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Deloitte & Touche LLP has audited the Company's financial statements annually since its fiscal year ended March 31, 1995. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

     Any stockholder desiring to submit a proposal for action at the Company's 2000 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than May 1, 2000 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

     On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the current year's anniversary of the date of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's 1999 Annual Meeting of Stockholders, if the Company was not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by April 15, 1999, the Company will be allowed to use its voting authority as outlined.

                                  OTHER MATTERS

     Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                   By Order of the Board of Directors



                                   /s/ Richard M. Giles
                                   ------------------------------------
                                   Richard M. Giles
                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER


July 23, 1999

     The Annual Report to Stockholders of the Company for the fiscal year ended March 31, 1999 is being mailed concurrently with this Proxy Statement to all stockholders of record as of July 23, 1999. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

------------------------------------------------------------------------------

PROXY                       PRINTRAK INTERNATIONAL INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS, AUGUST 25, 1999

      The undersigned hereby nominates, constitutes and appoints Richard M. Giles and John G. Hardy, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of PRINTRAK INTERNATIONAL INC. which the undersigned is entitled to represent and vote at the 1999 Annual Meeting of Stockholders of the Company to be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on August 25, 1999, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

      IMPORTANT-PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY


------------------------------------------------------------------------------
             TRIANGLE      FOLD AND DETACH HERE       TRIANGLE

                                                              Please mark
                                                              your votes as  /X/
                                                              indicated in
                                                              this example


             THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1,2 and 3.


                               FOR all nominees listed below (EXCEPT       WITHHOLD AUTHORITY
                                 AS MARKED TO THE CONTRARY BELOW)          to vote for all nominees listed below

1. Election of Directors                    / /                                         / /


Election of the following nominees as directors: Richard M. Giles, John G. Hardy, Daniel J. Driscoll, Charles L. Smith, Albert C. Wong and Peter T. Higgins

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)


---------------------------------------------------------------------------

2. Amendment of the Company's 1996 Stock Incentive Plan to increase the number of shares subject thereto by 500,000 for a total of 2,000,000 shares of common stock:

                FOR             AGAINST              ABSTAIN
                / /               / /                  / /


3. Ratification of Deloitte & Touche LLP as independent auditors:

                FOR             AGAINST              ABSTAIN
                / /               / /                  / /


4. In their discretion, on such other business as may properly come before the meeting or any adjournments thereof.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, "FOR" AMENDMENT INCREASING THE NUMBER OF SHARES AVAILABLE UNDER THE 1996 STOCK INCENTIVE PLAN AND "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.


Signature(s)                                           Date               , 1999
             -----------------------------------------      --------------

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should use their full titles as such.


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